UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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PETMED EXPRESS, INC.

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PETMED EXPRESS, INC.

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR OUR ANNUAL MEETNG TO BE HELD ON JULY 26, 2019

This letter dated July 17, 2019 supplements the Proxy Statement of PetMed Express, Inc. (“we”, “our” or the “Company”) dated June 14, 2019 (the “Proxy Statement”) with the following information. The letter included below will be sent to certain of our Stockholders beginning on July 17, 2019:

Letter to Our Stockholders

July 17, 2019

Dear Stockholders,

The Board of Directors of PetMed Express, Inc. is issuing supplemental information to our Proxy Statement filed on June 14, 2019, in order to provide additional information concerning our Stockholder outreach efforts. In addition, the Board is clarifying certain aspects of our executive compensation program, CEO employment agreement, stock ownership guidelines, clawback policy, and Board composition and governance processes.

Stockholder Outreach

The Company’s 2018 Say on Pay vote at the July 2018 annual meeting received 60.2% support from our Stockholders. Management and our investor relations team then held many meetings and discussions with Stockholders between the 2018 annual meeting and the end of 2018. This effort supplemented the ongoing communications between our management and Stockholders, through various engagement channels including direct meetings, analyst conferences and road shows. Then in response to proxy advisor recommendations and the Say on Pay vote last year, members of the Board again reached out by email and phone calls to our top 20 institutional investors representing 58% of shares outstanding to request meetings to discuss any issues or concerns they may have with our executive compensation program. Stockholders representing nearly 26% of our outstanding shares agreed to engage with us.

During the engagement, the Board’s Independent Chair and Chair of the Compensation Committee, Mr. Schweitzer, and the Board’s Chair of the Corporate Governance and Nominating Committee, Ms. Campbell, along with the Company’s Chief Financial Officer, Mr. Rosenbloom, met by phone with the Stockholders representing nearly 26% of our outstanding shares. We provided an open forum to each Stockholder to discuss and comment on any aspects of the Company’s executive compensation program. The Company after this engagement with its Stockholders, agreed to keep in contact with them, as well as with the other Stockholders who chose not to engage with the Company, in order to continue to receive whatever feedback they may have on the Company’s executive compensation program and our corporate governance processes.

The specific feedback from investors, as well as the changes the Board and Compensation Committee made in response to Stockholders, are set forth below.

Topic	What We Heard From Stockholders	Changes We Made
Compensation	Stockholders requested that a greater portion of CEO compensation be performance-based

As discussed below and in our Proxy Statement filed on June 14, 2019, the Compensation Committee determined to make several changes and enhancements to the CEO’s compensation structure to include pre-determined performance metrics for cash and equity compensation beginning in fiscal year 2020.

Compensation	Stockholders requested that we eliminate the “modified single trigger” from the employment agreement of the CEO, Menderes Akdag

On July 12, 2019, the Board approved, and Mr. Akdag readily agreed to, an amendment to his employment agreement to include a definition of “Good Reason” to any benefits received in connection with voluntary termination following a Change in Control of the Company.

Compensation	Stockholders requested that we disclose our rationale for paying the CEO’s withholding tax associated with the restricted shares

The Compensation Committee has provided discussion in this supplemental filing about the Board’s rationale for the payment of withholding taxes associated with restricted shares. We also provided clarification that this is a universal company practice.

Compensation	Stockholders requested that equity granted to the CEO vest over a minimum period of three years	In connection with a renewal of the CEO’s current one-year agreement in 2020, the Compensation Committee will review future equity awards that may require an as-yet-undetermined longer vesting period.
Board	Stockholders requested additional clarification about Board diversity	The Board has provided additional clarification at the end of this supplemental filing about Board diversity, Board composition and governance processes.

Enhancements to Our Executive Compensation Program

In 2018, our Compensation Committee undertook a fresh review of our executive compensation program, with particular emphasis on our short-term and long-term incentive plans. With input from an independent compensation consultant and management, the Compensation Committee conducted a comprehensive review of our programs, including performance measurements.

Following this review, the Compensation Committee determined to make several changes and enhancements to the CEO’s compensation structure. Specifically, the CEO’s cash and equity-based compensation for fiscal year 2020 will be based on the following fiscal 2019 goals, on a percentage basis: net revenue (35 percent), operating profit (35 percent), employee engagement survey (15 percent), and the net promoter score (15 percent). The evaluation method and rating scale to measure performance to determine Mr. Akdag’s future compensation is described more fully in the Company’s Proxy Statement filed on June 14, 2019. The CEO’s compensation structure is very similar to the compensation structure of the Company’s management committee and other members of management. The Company’s management is graded on corporate goals which are aligned with the annual forecast, which is approved by the Company’s Board of Directors. This performance-based compensation process is a universal company practice.

Changes to Mr. Akdag’s Employment Agreement

As discussed in the chart above, in response to Stockholder concerns, on July 12, 2019, the Board approved, and Mr. Akdag readily agreed to, an amendment to his employment agreement to include a definition of “Good Reason” to any benefits received in connection with voluntary termination following a change in control of the Company. In addition, the Board had previously approved an amendment to reduce the term of the employment agreement from three years to one year, with the aforementioned performance-based criteria. Copies of these amendments are appended to Forms 8-K filed on July 12, 2019 and May 13, 2019, respectively.

Rationale for Paying the Withholding Tax Associated with Restricted Shares

In 2006, in connection with the switch from its then-Stock Options Plan to its Restricted Stock Plan, the Board of Directors decided that the Company would pay the withholding tax percentage for the restricted stock compensation awards according to current IRS guidelines for all employees, including named executives. This benefit was not extended to non-employee members of the Board. In coming to this decision, the Board determined that it was in the best interests of the Company and its Stockholders to encourage employee ownership of stock. However, under a Restricted Stock Plan the tax burden is determined at the vesting date, and not on the date of sale as is for Stock Option Plans. This tax burden would encourage most employees to sell their equity shares in order to pay the taxes rather than holding the shares for the long term, and the Board took the payment of withholding tax benefit into account when determining the overall restricted stock issuances. The Board’s decision at that time to pay for employees’ withholding taxes under the Restricted Stock Plan was a universal company practice.

Stock Ownership Guidelines and Clawback Policy

On March 5, 2019, in order to further encourage ownership and require executives to have a vested interest as owners of the Company, the Board created and approved Corporate Governance Guidelines that include stock ownership guidelines for our named executive officers and the non-employee members of our Board. These Guidelines are intended to align the financial interests of the executives and non-employee directors with our stockholders by requiring them to acquire and maintain a meaningful ownership interest in our common stock at levels sufficient to assure our stockholders of their commitment to long-term value creation.

According to the Guidelines, our named executive officers and the non-employee members of our Board are required to acquire and hold shares of our common stock with a value at least equal to the following multiple of their annual base salary or cash retainer:

●	Chief Executive Officer: 5x annual base salary
●	Other named executive officers: 2x annual base salary
●	Non-employee members of Board of Directors: 5x annual cash retainer

Additional details about our stock ownership guidelines are available on page 15 of our Proxy Statement filed on June 14, 2019.

In addition, the Guidelines include a clawback policy, which states that the Compensation Committee is authorized to recover performance-based compensation from executive officers in the event of certain financial restatements. Additional details about this policy can be found in our Corporate Governance Guidelines on our website at www.1800petmeds.com.

The Compensation Committee refined the executive compensation program consistent with its ongoing efforts to ensure that our programs are optimally designed to reflect Stockholder values, enhance the link between executive pay and company performance, respond to changing market practices and retain effective leaders who have a significant understanding of our business.

We believe that we have updated our compensation practices in a manner appropriate for a company of our size and stage of growth. We intend to continue engaging with our Stockholders and reviewing our compensation and governance practices in the future.

Board Composition and Governance Processes

It is the policy of the Board, as documented in the Corporate Governance Guidelines that one of the stated objectives of the Board is to encompass a range of talent, skill, experience and character sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interest. A second stated objective is to reflect the diversity of the Company’s stockholders, employees, customers and communities.

With these objectives in mind, the Board nominated Leslie C. G. Campbell to the director slate in July 2018 and she was elected by the shareholders in the annual shareholders meeting. Further to her election to the Board, she joined the audit committee as an Audit Committee Financial Expert (ACFE), she became a member of the Compensation Committee and was elected to chair the Corporate Governance and Nominating Committee. With her election nearly a year ago, the Board acted on its commitment to further diversify the composition of the Board, making the independent directors 20% female, adding another ACFE, bringing in tech industry and supply chain expertise and refreshing the chairmanship of one of the Board’s three standing committees.

During fiscal year 2019, the Corporate Governance and Nominating Committee took a fresh look at many of the foundational governance practices, and took action to:

●	update the Company’s by-laws as proposed in the proxy
●	create and publicly disclose Corporate Governance Guidelines
●	update the charters for Audit, Compensation and Corporate Governance and Nominating committees
●	enhance the annual corporate strategy review
●	hold a CEO succession planning session
●	introduce shareholding guidelines for directors and named executives
●	implement a recovery of performance-based compensation (clawback) policy
●	launch an online Business Ethics training course which has been completed by 100% of employees and board directors
●	create a forward looking governance calendar

For the current fiscal year 2020, the Corporate Governance and Nominating Committee will undertake the completion of a board or directors skills and attributes matrix to best evaluate the current mix of skills and experiences represented by the board, and to consider those skills and attributes—including diversity—which are needed to oversee the Company’s strategy. This exercise will supplement the annual board and committee self-evaluations and will drive the Board’s overall planning and any refreshment plans.

The Board remains committed to their objectives of creating a board that demonstrates a range of talent, skills, and experience, reflects the diversity of their various stakeholders, and supports the Company’s strategy. The Board will continue to engage in and enhance the processes that support those objectives.

Re-Election of Robert C. Schweitzer to the Board of Directors

On July 10, 2019, Robert C. Schweitzer, a member of the Board of Directors of the Company, notified the Company of his decision to resign as a member of the Audit Committee of the Board of Directors, effective as of July 10, 2019. Mr. Schweitzer will remain as a member and Chair of the Board of Directors of the Company, as a member and Chair of the Company's Compensation Committee, and as a member of the Company's Corporate Governance and Nominating, and Investment Committees. Mr. Schweitzer is resigning as a member of the Company's Audit Committee because of time constraints relating to his additional responsibilities on the Company's Board of Directors and his other outside professional and business activities, and there are no disagreements between Mr. Schweitzer and the Company on any matter related to the Company's operations, policies or practices. Effective upon Mr. Schweitzer's resignation as a member of the Company's Audit Committee, the size of the Company's Audit Committee was reduced from five to four members.

Appointment of Proxy Solicitor

Subsequent to filing the Proxy Statement for our 2019 Annual Meeting of Stockholders to be held on July 26, 2019, we retained Okapi Partners, an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. We have agreed to pay Okapi Partners an initial fee of $15,000, plus costs and expenses, for these services. We bear all proxy solicitation costs. If Stockholders need assistance with casting or changing their vote, they should contact our proxy solicitor, Okapi Partners, toll-free at (877) 274-8654 or via email at info@okapipartners.com.

Voting Matters

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies that have already been submitted, and which are not subsequently revoked or changed as described below, will be voted at the 2019 Annual Meeting as indicated. Detailed information regarding voting procedures can be found in the Proxy Statement. In general, you may revoke your proxy and vote again by (i) delivering a notice of revocation or delivering a later-dated proxy to the Company’s Corporate Secretary at PetMed Express, Inc. 420 South Congress Avenue, Delray Beach, FL 33445; (ii) submitting another vote over the Internet or by telephone; or (iii) by attending and voting in person during the 2019 Annual Meeting. However, your attendance during the 2019 Annual Meeting will not automatically revoke your proxy unless you specifically so request. A stockholder's last vote is the vote that will be counted. See Questions and Answers about the Proxy Materials and the 2019 Annual Meeting on pages 1 – 5 of the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on July 26, 2019

This Supplement, Amendment No. 1 to the Proxy Statement, the Proxy Statement and the 2019 Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, are available at www.viewproxy.com/1800petmeds/2019.